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                                                                   EXHIBIT 10.44

                       TURNER BROADCASTING SYSTEM, INC.


                     THE LONG-TERM INCENTIVE PLAN (LTIP)



















                            Effective January 1992

                     THE LONG-TERM INCENTIVE PLAN (LTIP)

===============================================================================

PAGE

 2                 AN INTRODUCTION

                   A basic overview of the purpose and administrative procedures of LTIP.


 3                 PLAN PARTICIPATION

                   An outline of the selection process for participation in the Plan.


 4                 AWARD OPPORTUNITIES AND PERFORMANCE MEASURES

                   A broad overview of the plan award opportunities and performance measures.


 6                 AWARD PAYMENTS

                   A description of the award payment process.

 7                 TERMINATION AND TRANSFER

                   A basic description of the consequences of a participant's termination or transfer during a plan cycle.

AN INTRODUCTION

===============================================================================


The Long-Term Incentive Plan (LTIP) has been designed to:

- -     enable TBS to attract and retain key executives by providing a competitive and diversified total compensation package; and

- -     help focus executives' attention on the long-term performance of the
      Company as reflected by growth in operating income over a three-year period.

The Compensation Committee of the Board of Directors has the ultimate responsibility for management of the Plan. However, the Plan Administrator (i.e., the Vice President - Administration) will conduct the daily business of the LTIP and will report directly to the Compensation Committee concerning the Plan.

This plan will enable TBS to reward executives for superior long-term performance and will assist the Company in retaining executives of high calibre such as those currently running TBS.






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
PLAN PARTICIPATION

===============================================================================

Participation criteria for the LTIP are completely discretionary. The selection process and guidelines are established solely by the Compensation Committee. Participation in the LTIP is determined for each three-year plan cycle. Before each cycle begins, the Plan Administrator and the Committee will discuss the participants for the upcoming cycle.

Selection as a participant in one cycle in no way guarantees participation in future plan cycles.

In general, participation in the LTIP is limited to officers and other key executives who can significantly and directly affect the Company's long-term perfomance. However, the Compensation Committee, in its discretion, may approve any TBS employee as a plan participant.












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
AWARD OPPORTUNITIES AND PERFORMANCE MEASURES
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AWARD OPPORTUNITIES

The plan's award opportunities are based on a competitive market analysis of long-term incentive award opportunities in other entertainment companies. On the basis of this analysis and TBS's compensation philosophy, a target cash award is established for eligible employees.

To recognize a range of performance around "target," participants may earn up to 150% of their target award opportunities based on actual performance compared to the specified Plan goals. The threshold level of performance is designed to be the minimal level of performance for which any cash LTIP award will be earned. At threshold, 75% of the target award opportunity will be earned. Performance below threshold will not generate any award payment. The maximum level of performance is the highest, reasonable level of performance that may be achieved. Maximum performance will result in an award of 150% of the target opportunity.


THE PERFORMANCE MEASURES

The Plan's performance measures have been established as compounded growth in operating income and revenues during the performance cycle over benchmark levels set at the beginning of each cycle. Growth in operating income will provide 75% of the award opportunity; the remaining 25% will come from growth in revenues.


                     Operating Income                                          Revenues


           Compounded                                           Compounded
          Annual Growth              % of Target               Annual Growth                  % of Target
          Over Benchmark             Award Earned             Over Benchmark                 Award Earned

              <3%                         0%                       <8%                             0%

               3%                        75%                        8%                            75%

               4%                       100%                       10%                           100%

               6%                       150%                       12%                           150%
            and higher                                          and higher


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
THE PERFORMANCE MEASURES (continued)

The benchmark levels of operating income and revenues will be approved by the Compensation Committee for each plan cycle. The Plan Administrator will calculate annual compounded growth for each performance measure, apply the appropriate weightings, and notify plan participants of these results.


PLAN CYCLE LENGTH AND FREQUENCY

Each plan cycle in the LTIP will consist of three consecutive calendar years. The first plan cycle will run from January 1, 1992 through December 31, 1994. New plan cycles may start no sooner than three years after the first plan cycle. It is anticipated that plan cycles will run "end to end."

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
AWARD PAYMENTS
================================================================================


Awards will be paid in cash to participants after the end of the plan cycle as administratively possible. TBS's annual financial results must be compiled before awards can be calculated and paid.



                                                                     Goal
                                                               Contribution to
                         Goal                % of Goal             % Target
                       Weighting             Attained            Award Earned
                       ---------             --------            ------------
  Operating Income        75%        *      [________]   =      [____________]

  Revenue                 25%        *      [________]   =      [____________]



            PERCENT OF TARGET OPPORTUNITY EARNED                 ____________




Subject to thc approval of the Compensation Committee, operating income may be adjusted for the effects of any acquisitions, dispositions or extraordinary items.


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
TERMINATION AND TRANSFER
===============================================================================


The LTIP provides specific provisions in the case of a participant's termination from TBS or transfer between Company units during a plan year.

If a participant's employment at TBS is terminated during a plan cycle because of disability, death or approved retirement, he or she would receive a prorated award payment based on performance through the end of the plan cycle. For any other type of termination, the participant would earn no award for that plan cycle. However, if termination occurred after the end of the plan year but prior to actual payment of the award, the participant would then be entitled to full payment under the Plan, except in the case of termination for cause or "behavior not in the best interests of TBS."

Lateral transfers within TBS generally would not require any adjustments to the LTIP opportunities for a participant. In the event of a promotion or demotion during a plan cycle, the Compensation Committee would determine if the LTIP opportunity needed to be adjusted. If adjusted, the new LTIP opportunity would be a prorated award based on the number of full months in the plan cycle spent in each position.

Individuals hired during a plan cycle for a position that is approved for plan participation may receive a prorated award based on the Company's performance, the number of full months the new hire was in the plan cycle, and the approval of the Compensation Committee.

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